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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number:  0-16225

                                     EMCON
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            (Exact name of registrant as specified in its charter)

       400 South El Camino Real, Suite 1200, San Mateo, California 94402
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  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     Common Stock, no par value per share
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              (Title of class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


               Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(i)   [X]
               Rule 12g-4(a)(1)(ii)  [_]            Rule 12h-3(b)(1)(ii)  [_]
               Rule 12g-4(a)(2)(i)   [_]            Rule 12h-3(b)(2)(i)   [_]
               Rule 12g-4(a)(2)(ii)  [_]            Rule 12h-3(b)(2)(ii)  [_]
                                                    Rule 15d-6            [_]

     Approximate number of holders of record as of the certification or
          notice date:         1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, EMCON has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  June 16, 1999                    By: /s/ Richard Conte
                                             -------------------------------
                                         Name:  Richard Conte
                                         Title: Vice President, Treasurer